Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE PRICES $475 MILLION IN SENIOR UNSECURED NOTES
Las Vegas, Nevada, September 18, 2009 — MGM MIRAGE (NYSE: MGM) announced today that, on September 17, 2009, it priced a private offering of $475 million principal amount of 11.375% Senior Notes due 2018 at a price of 97.396%. The transaction is expected to close on September 22, 2009. The net proceeds of the offering will be used to reduce the outstanding borrowings under the Company’s senior credit facility and for general corporate purposes.
The notes will be general senior unsecured obligations of the Company, guaranteed on an unsecured basis by substantially all of the Company’s subsidiaries, which also guarantee the Company’s other senior indebtedness, and equal in right of payment with, or senior to, all existing or future indebtedness of the Company and each guarantor.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This press release does not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Contacts:
Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626